UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15151 Springdale, Suite, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(949) 381-1834
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

On August 23, 2016, Nate's Food Co. reported that the Company had entered in to an arrangement with one of California's largest aerosol producers to begin production of Nate's Homemade Pancake and Waffle Batter. This will enable the Company to increase our marketing to regional grocery chains during the 4th Quarter of 2016 and begin sales during the 1st Quarter of 2017. This is the same company that acted as the co-packer for Nate Steck's earlier product "Batter Blaster", and they have retained their interest in working with Nate since that time. They have had repeated requests from grocery retailers regarding the availability of Batter Blaster, which motivated them to contact Nate regarding resumption of the relationship. Their experience with Batter Blaster will prove invaluable in providing lower costs of production, as well as assisting in distribution during this period of growth for Nate's Food Co. Preliminary testing is completed and small batch production has now begun, with increased production capability to begin by year end 2016, assuring the Company that inventory will be sufficient to meet anticipated demand in the 1st Quarter, 2017. The Company expects that this agreement will augment and enhance our ongoing development and production activities with ABCO in Northern California.

2

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: October 25, 2016.	By:	/s/ Nate Steck
	Name:	Nate Steck.
	Title:	CEO

3